DATED NOVEMBER 1, 2012
FILED PURSUANT TO RULE 433
REGISTRATION NO. 333-173364
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES G, 0.70% NOTES DUE 2015

SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series G, 0.70% Notes Due 2015
Format:	SEC Registered-Registration Statement Number 333-173364
Trade Date:	November 1, 2012
Settlement Date (Original Issue Date):	November 6, 2012
Maturity Date:	November 6, 2015
Principal Amount:	$600,000,000
Price to Public (Issue Price):	99.908%
All-in-price:	99.658%
Pricing Benchmark:	UST 0.25% Notes due October 15, 2015
UST Spot (Yield):	0.381%
Spread to Benchmark:	+ 35 basis points (0.35%)
Yield to Maturity:	0.731%
Net Proceeds to Issuer:	$597,948,000
Coupon:	0.70%
Interest Payment Dates:	Interest will be paid semi-annually on the 6th of each May and November of each year, commencing May 6, 2013 and ending on the Maturity Date
Day Count Convention:	30/360
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Joint Lead Managers & Bookrunners:	Barclays Capital Inc. (23.34%)
J.P. Morgan Securities LLC (23.33%)
Merrill Lynch, Pierce, Fenner & Smith Incorporated (23.33%)
Co-Managers:	BNP Paribas Securities Corp. (2.50%)
BNY Mellon Capital Markets, LLC (2.50%)
Deutsche Bank Securities Inc. (2.50%)
HSBC Securities (USA) Inc. (2.50%)
ING Financial Markets LLC (2.50%)
Lloyds Securities Inc. (2.50%)
RBC Capital Markets, LLC (2.50%)
RBS Securities Inc. (2.50%)
SG Americas Securities, LLC (2.50%)
TD Securities (USA) LLC (2.50%)
U.S. Bancorp Investments, Inc. (2.50%)
The Williams Capital Group, L.P. (2.50%)
Billing and Delivery Agent:	Barclays Capital Inc.

CUSIP:	14912L5H0
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at (888) 603-5847, J.P. Morgan Securities LLC collect at (212) 834-4533 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at (800) 294-1322.